UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2022

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.01 per share	HUBB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 29, 2022, Hubbell Incorporated (the “Company”) entered into Amended and Restated Change in Control Severance Agreements (the “Restated Agreements”) with certain of its named executive officers, including Gerben W. Bakker, William R. Sperry and Katherine A. Lane. The Restated Agreements contain substantially the same terms as the existing change in control severance agreements with each of Messrs. Bakker and Sperry and Ms. Lane, except that the Restated Agreements have been amended to provide for a lump sum payment of the executive’s target bonus for the year in which the change in control occurs, multiplied by the existing severance multiple (2.5 for Messrs. Bakker and Sperry and 2.0 for Ms. Lane) instead of a lump sum payment of the average bonus received over the 3 years preceding the change in control multiplied by the severance multiple and now automatically terminate upon an officer transitioning to a non-officer role prior to a change in control (subject to certain exceptions). In addition, the Restated Agreements revise several terms to better align with market practice, including, but not limited to: expansion of the definition of termination for “cause” to include misuse of confidential information, engaging in fraudulent activities and committing certain violations of the Company’s Code of Conduct and Business Ethics and breaching fiduciary duties. A $50,000 cap has also been placed on outplacement services.

In addition, effective December 29, 2022, the Company entered into a new Change in Control Severance Agreement (the “New Agreement”) with named executive officer Allan J. Connolly. Except for the severance multiple and benefit continuation period, which differ by executive as noted herein, the terms of the New Agreement and Restated Agreements (collectively, the “Agreements”) are identical.

The Agreements continue to provide severance benefits in the event of a termination of employment by the executive for good reason or by the Company (other than for cause or due to the executive’s death, disability or retirement) within two years after a change in control or, in certain circumstances, in anticipation of a change in control. A “change in control” is generally defined in the Agreements as a change in the majority of the Company’s Board of Directors during any 12 month period, the acquisition by a party directly or indirectly of 30% or more of the voting power of the Company during any 12 month period, a sale of substantially all of the Company’s assets and the acquisition by a party of more than 50% of either the voting power of the Company or the fair market value of the Company.

In the event of a change in control, the benefits provided under the Agreements are as follows:

•	A lump sum payment of the base salary multiplied by 2.5 for Messrs. Bakker and Sperry and 2.0 for Mr. Connolly and Ms. Lane.

•	A lump sum payment of the executive’s target bonus for the year in which the change in control occurs multiplied by 2.5 for Messrs. Bakker and Sperry and 2.0 for Mr. Connolly and Ms. Lane.

•	A lump sum payment of the pro-rated portion of the executive’s target bonus for the year in which termination occurs.

•	Continued medical, dental and vision insurance benefits after termination for 2.5 years for Messrs. Bakker and Sperry and 2 years for Mr. Connolly and Ms. Lane.

•	The incremental value of additional age and service credit under all applicable supplemental plans (subject to the terms of each plan freeze) payable as a lump sum.

•	Outplacement services up to 12 months following termination at a cost not to exceed the lesser of 15% of the executive’s annual base salary or $50,000.

The Agreements also contain a provision whereby the severance multiple is reduced in monthly increments over the two-year period following the executive’s 63rd birthday until it reaches one times the executive’s base salary and average short-term incentive award. The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the text of the Agreements, which are attached as Exhibit 10.1 to 10.4 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DOCUMENT DESCRIPTION

10.1	Amended and Restated Change in Control Severance Agreement, dated as of December 29, 2022, between the Company and Gerben W. Bakker.

10.2	Change in Control Severance Agreement, dated as of December 29, 2022, between the Company and Allan J. Connolly.

10.3	Amended and Restated Change in Control Severance Agreement, dated as of December 29, 2022, between the Company and Katherine A. Lane.

10.4	Amended and Restated Change in Control Severance Agreement, dated as of December 29, 2022, between the Company and William R. Sperry.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

By:	/s/ Katherine A. Lane
Name:	Katherine A. Lane
Title:	Senior Vice President, General Counsel and Secretary

Date: December 30, 2022